Exhibit 10.8

MASTER LICENSE AGREEMENT

This Master License Agreement (this “Agreement”), effective as of the date fully executed by all parties, is entered into by and between Magnolia Solar, Inc., a corporation formed under the laws of the state of Delaware  (the “LICENSEE”) and Magnolia Optical Technologies, Inc., corporation formed under the laws of the state of Delaware ( the “LICENSOR”).

WHEREAS, the LICENSOR wishes to license certain intellectual property to LICENSEE; and

WHEREAS, the LICENSEE wishes to license such intellectual property subject to the terms and conditions contained herein.

NOW THEREFORE, in exchange for the mutual covenants contained herein and other good and valuable consideration the parties agree as follows:

ARTICLE I
Background

1.00                      LICENSOR represents that it is the holder of certain trade secrets, proprietary information trade-names, know how and other intellectual property currently held and which may be developed at some future date, relating to design and fabrication of thin-film solar photovoltaic cells and the like (the “INTELLECTUAL PROPERTY”), and is prepared to grant an exclusive license on established terms to LICENSEE within the territory detailed hereafter.

1.01                      LICENSEE has examined the relative value of the INTELECTUAL PROPRTY and wishes to acquire exclusive rights within the territory detailed hereafter to the INTELLECTUAL PROPERTY for the purpose of making, leasing, and selling thin-film photovoltaic solar cells and related products, and other services relating to or utilizing the technology, and for sublicensing others subject to and pursuant to sublicensing terms and conditions set forth herein.

ARTICLE II
General Definitions

The terms of this Agreement (other than the names of the parties and Article headings) that are set forth in upper case letters shall have the meanings set forth below:

2.00                      LICENSED TERRITORY Worldwide

2.01                      LICENSED FIELD limits the scope of the Agreement to the trade secrets, patent rights, if any, manufacturing knowledge, and know-how involved in the making, using and selling of thin-film photovoltaic solar cells or for sublicensing others to do the same within the LICENSED TERRITORY.

2.02                      LICENSED PRODUCTS refers to any and all products and services produced and delivered under the LICENSED FIELD,

2.03                      PROPRIETARY INFORMATION means the confidential and valuable trade secrets, know-how, show-how and manufacturing information required to properly use the LICENSOR's technology.

ARTICLE III
License Grant and Transfer

3.01                      LICENSOR hereby grants to LICENSEE an exclusive, fully paid, royalty free License within the designated LICENSED TERRITORY, as delineated in the LICENSED FIELD, to utilize the INTELLECTUAL PROPERTY to make, use, offer for sale, and sell the LICENSED PRODUCTS.    Issuance of this License does not limit or negate the abilities or authority of the LICENSOR outside the LICENSEE’s designated territory.

3.02                      The LICENSOR also grants pursuant to this Agreement all rights to all future developments that are directly related to or are derived from the INTELLECTUAL PROPERTY. Such rights shall automatically vest in LICENSEE without further action by either party.

ARTICLE IV
Payment of License Fees

4.01                       LICENSEE shall in exchange for the grant of this license assign, transfer and convey 7,130,000 shares of the LICENSEE’s restricted common stock, with a par value of $0.0001 (the “LICENSEE STOCK”). The LICENSEE STOCK has a current value of $.05 per share. Such stock shall be granted with restrictions to the shareholders, option holders and warrant holders for number of shares identified by the LICENSOR upon the execution and delivery of this Agreement. LICENSEE shall issue these shares with the following restriction:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Act”) or under the securities laws of any state, and may not be sold, offered for sale, assigned, mortgaged, pledged, hypothecated or otherwise transferred or disposed of except (i) pursuant to a registration statement under the Act which has become effective and is current with respect to these securities; or (ii) pursuant to a specific exemption from registration under the act but only upon a holder hereof first having obtained the written opinion of counsel to the Corporation, or other counsel reasonably acceptable to the Corporation, that the proposed disposition is consistent with all applicable provisions of the Act as well as any applicable “Blue Sky” or similar securities laws.”

4.02                      The LICENSEE STOCK to be issued and delivered hereunder will, when issued and delivered, be duly and validly issued, fully paid, nonassessable and free of Encumbrances and preemptive rights or other restrictions other than those imposed pursuant to securities laws and those expressly provided for in this Agreement

ARTICLE V
Sublicensing

LICENSEE shall have the right to extend the licensed technology by further written agreements on terms not conflicting with the terms of this Agreement, to any suitable AFFILIATE as a third party licensee or sublicensee in the LICENSED TERRITORY.  LICENSEE may not sublicense to any such third party whose direct or in-direct sales would compete with LICENSOR in any way.  LICENSEE's rights to consideration and redress for default of a third party licensee under such further written agreements shall be subordinated to LICENSOR in the event of cancellation of this Agreement or LICENSEE's default hereunder or bankruptcy or other inability to perform, and this term or words to this effect shall appear in all third party licensee agreements.

ARTICLE VI
Representations and Disclaimers of Warranties

6.00                      Nothing in this Agreement shall be deemed to be a representation or warranty by LICENSOR of the viability or profitability of the LICENSED PRODUCT.  LICENSOR shall not be responsible for any losses or damages to LICENSEE arising out of the LICENSEE's use of the INTELLECTUAL PROPERTY.

6.01                      LICENSOR shall not be liable for any damages to third parties as a result of LICENSEE's use of the INTELLECTUAL PROPERTY.

6.02                      LICENSOR does not warrant or represent that any product or service resulting from the licensed technology is or will be free from infringement of or by third parties.

6.03                      LICENSEE shall be responsible to bring or defend any and all infringement actions by or against third parties that may result during the term of this Agreement; reserving to LICENSOR, to the full extent permitted under law, the same right to bring or defend in good faith in its own name said infringement actions when LICENSEE is unwilling or unable to do so, reasonable costs and proceeds deriving therefrom to be apportioned to the parties according to their respective benefits under this Agreement.  Both parties shall communicate and cooperate fully and timely, in good faith, in all such matters.

ARTICLE VII
Term and Termination

7.00                      This Agreement, including (something is missing here) may terminate according to another provision in this Section, but if not otherwise terminated, shall run for ten (10) years. Thereafter, the license shall renew automatically unless cancelled in writing by one of the parties.

7.01                      In the event of default or failure by either party to perform any of the obligations under this Agreement, the offending party shall have thirty (30) days after written notice of such default to correct the default.  If not corrected after the thirty (30) days period, the non-defaulting party shall have the option to cancel or terminate this Agreement.  Upon such termination, the defaulting party may be liable for any and all damages incurred as a result of such default.

7.02                      Upon termination of this Agreement, the LICENSEE shall cease using the INTELLECTUAL PROPERTY, and take all reasonable measures to return the PROPRIETARY INFORMATION including manuals, reports, and notes related to the LICENSED FIELD, and all agreements, information and accounts relating to past and present AFFILIATES.    LICENSOR shall also reserve the right to terminate any and all rights of the Sublicensees of the LICENSEE.

7.04                      The termination rights provided herein shall be in addition to and not in substitution for any right to damages or injunctive relief that may be available to or exercisable, nor shall such termination rights relieve either party from liability or damage to the other party for breach of this Agreement

ARTICLE VIII
Confidentiality

8.00                      Confidential Information may be disclosed in written or oral form.  Any written Confidential Information will be marked "Confidential", any oral Confidential Information will be described as such. However other information may be Confidential based on the context and manner in which it is disclosed.

8.01                      LICENSEE agrees to treat all information and material appropriately disclosed as provided under Section 8.00 as proprietary and/or confidential, and will protect from disclosure to third parties not similarly obligated.  LICENSEE further agrees not to make use of such information or material except in the furtherance of the enterprise contemplated herein and where not contrary to the interests of the LICENSOR.

8.02                      Any information which LICENSEE can show by written record was in LICENSEE's possession prior to the disclosure by LICENSOR, was already in the public domain, or enters the public domain other than through the fault of LICENSEE shall not be subject to the provisions of Section 8.01.  In addition, any information that is legally disclosed to LICENSEE by a third party not similarly obligated shall not be subject to the provisions of Section 8.01.

8.03                      Notwithstanding the provisions of Section 8.01, LICENSEE may disclose such information to governmental agencies or regulatory bodies to the extent necessary to satisfy their respective regulations.  LICENSEE agrees to take actions to insure that the agencies or bodies treat the information as confidential.

ARTICLE IX
Records and Reports

LICENSEE shall keep accurate and detailed records of all operations affecting payments hereunder, and shall permit LICENSOR or its duly authorized agent, with notice, to inspect and copy any such records during regular business hours throughout the terms of the Agreement, and for a reasonable period of not less than three (3) years thereafter.

ARTICLE X
Arbitration

Any controversy or interpretation problems that may arise under this Agreement that cannot be resolved between the parties shall be settled by their good faith participation in non-binding mediation conducted by a mediator acceptable to both parties.  Should mediation fail, then by arbitration pursuant to the terms of the attached Exhibit A.  The parties shall submit to the decision of the arbitrator (s) and the judgment of any award may be entered into any Court having jurisdiction.

ARTICLE XI
Notices

For the purpose of all written communications, materials, and notices the following addresses shall be used unless changed by written notification to the other party:

LICENSOR:                                                                     LICENSEE:
Magnolia Optical Technologies, Inc.                                   Magnolia Solar, Inc.
52 B Cummings Park, Suite 314                                         52 B Cummings Park, Suite 311
Woburn, MA 01801                                                           Woburn, MA 01801

Phone: (781) 503-1200                                                       Phone: (781) 497-2900
Fax: (781) 932-0847                                                           Fax: (781) 735-0575

ARTICLE XII
General

12.01                      Force Majeure.  If the performance of any party’s obligation under this Agreement shall be delayed by governmental restriction, war, civil commotion, riot, strike, lock out, act of God (such as flood or fire), act or omission of the other party, or other cause which is beyond the reasonable control of such party, then the performance of such obligations shall be excused for the period of delay occasioned thereby.  If such period of delay shall continue for more than one hundred eighty (180) days, then any party shall have the right thereafter, during the continuance of such delay, to terminate this Agreement on written notice to the other parties.

12.02                      Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.

12.03                      Modification.  This Agreement shall not be modified, changed, or amended, except in a writing signed by the party to be charged.

12.04                      Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extend, be held invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.05                      Headings.  The headings of the several Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.06                      Entire Agreement.  This Agreement sets forth the entire Agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiation between them, and neither of the parties shall be bound by any condition, definition warranty, or representation other than as expressly provided in this Agreement, or as duly set forth on or subsequent to the effective date hereof in writing signed by a proper duly authorized officer of the party to be bound thereby.

12.07                      Waiver.  Any party’s failure to enforce the provisions thereof or to exercise the rights granted hereunder, or the parties’ agreement to waive enforcement thereof, at any time or for any period of time shall not constitute or be construed as a waiver of any other failure or breach of such provisions or rights, or any other provisions of this Agreement, or of the rights of such party thereafter to enforce each and every such provision or right, nor shall such failure or LICENSEE agreement be deemed to an amendment of this Agreement.

12.08                      Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts and the United States of America.  The parties hereby agree that this Agreement shall be enforceable in the courts of the Commonwealth of Massachusetts  and LICENSEE hereby irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Massachusetts and to accept service of process by certified mail.

12.09                      Successors and Assigns.  This Agreement may be assigned by LICENSEE to any purchaser of some or all of its entire business to which this Agreement relates with the consent of LICENSOR, which consent may not be unreasonably withheld, provided that the assignee agrees in writing to be bound by the terms of this Agreement.

12.10                      Counterpart Copies.  This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by their duly authorized officers or representatives on the respective dates and at the respective places hereinafter set forth.

Magnolia Optical Technologies, Inc. (Licensor)

By: /s/ Ashok Sood

Name: Dr. Ashok K. Sood

Title: President

Date: _April 30, 2008______

Magnolia Solar, Inc. (Licensee)

By: /s/ Yash Puri

Name: Dr. Yash R. Puri

Title: Executive Vice President

Date: _April 30, 2008______

EXHIBIT A
ALTERNATIVE DISPUTE RESOLUTION

A.	Except as provided in subdivision B of this Section, neither Party to this Agreement shall file suit in any court for any dispute arising out of this Agreement until they have, in good faith, attempted to resolve the dispute according to the following procedures:

1. In the event of a dispute or controversy (“the Dispute”) based upon or arising out of, or pertaining to or related to or in connection with, this Agreement, the Parties agree to meet informally, and promptly confer regarding their respective positions and interests in any such Dispute, with a view toward attempting to improve their mutual ability to make informed decisions relating to said Dispute, and they agree to use their best efforts to resolve any such Dispute between them.  The Parties’ executives or representatives with authority to resolve any Dispute shall meet at a mutually acceptable time and place, within fifteen (15) days after receipt of a letter (“Notice of Negotiation”) requesting a meeting pursuant to this section, sent by either party, and thereafter shall meet as often as they deem necessary, shall exchange relevant information and shall, recognizing their mutual interest, diligently endeavor to resolve the Dispute in a manner satisfactory to the Parties.  All reasonable requests for information made by one Party to the other shall be honored.  Each Party shall bear its own legal expenses, attorneys’ fees and costs of all experts and witnesses incurred with respect to the negotiations.

2. All negotiations pursuant to foregoing provisions of this section shall be confidential, shall not be disclosed to anyone other than a Party’s own counsel of record, and shall be treated as compromise and settlement negotiations for the purpose of applicable rules of evidence and for all other purposes.

B.  Any disputes between the Parties not resolved by mediation as set forth in subdivision A of this section shall then be decided by arbitration in accordance with the laws of the Commonwealth of Massachusetts.  Arbitration shall be brought upon the written notice of one Party to the other of a demand for arbitration, which includes a recitation of the claim or dispute for which arbitration is sought.  Arbitration shall be before a single arbitrator mutually agreed upon by the Parties. If the Parties fail to agree upon an arbitrator, each Party shall choose one arbitrator and these two arbitrators shall select a disinterested third party as the third arbitrator.  Any award or findings of the arbitration panel shall be final and binding on the Parties, and judgment on any such award may be entered in any court having competent jurisdiction.

C. Notwithstanding the foregoing provisions, nothing in this section or this Agreement shall prevent either Party from seeking temporary restraining orders, preliminary injunctions or such other provisional, equitable relief from a court of competent jurisdiction in the event of a material reach of the terms of this Agreement.  However, prior to seeking such extraordinary relief, the Party seeking such relief must make a good faith determination that the exigencies of the claimed material breach of terms requires such immediate and extraordinary relief.